UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2004 (February 26, 2004)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition

On February 26, 2004, National HealthCare Corporation made its year end earnings announcement. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: February 27, 2004

Exhibit Index

Number	Exhibit

99	Press release, dated February 26, 2004

EXHIBIT 99

For release: Feb. 26, 2004

Contact: Gerald Coggin, V. P. & Dir. Investor Relations

Phone: (615) 890-2020

NHC Reports 21.4% Increase in Net Income

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), a 32 year-old publicly traded long-term health care company, today announced after tax earnings for the year ended Dec. 31, 2003 of $19,952,000 or $1.72 per share basic compared to $16,437,000 or $1.43 per share basic for the year ended Dec. 31, 2002, an increase of 21% and 20%, respectively.

For the three months ended Dec. 31, 2003 net income was $6,563,000 compared to $4,822,000 in 2002, a 36.1% increase. Earnings per basic share were 56 cents compared to 42 cents last year. Revenues for the three months ended Dec. 31, 2003 totaled $124,557,000 compared to $116,584,000 for the last three months of 2002. Revenues in 2003 were $472,864,000 compared to $458,252,000 in 2002.

Our results for 2003 reflect improved Medicaid and private pay rates and improved census. Although Medicare rate improvements in the fourth quarter increased our revenues by approximately $1,300,000, this increase is less than the previously announced $2,700,000 reduction in quarterly revenue that began October, 2002. There can be no assurance that the amount of loss from the Sept. 25th fire at the Nashville LLC skilled nursing subsidiary will not exceed the insurance policy limits of our wholly-owned insurance subsidiary. If the insurance policy limits are exceeded, there may be a material adverse effect on our earnings.

NHC announced that the annual shareholders meeting will be April 20 at the corporate offices on 100 Vine St. in Murfreesboro, Tenn. at 4 p.m. CDT.

NHC operates for itself and third parties 76 long-term health care centers with 9,332 beds. NHC also operates 32 homecare programs, six independent living centers and 19 assisted living centers. NHC's other services include managed care specialty medical units, Alzheimer's units, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

-more-

NHC Reports 21.4% Increase in Net Income

Condensed Statements of Income
(in thousands except share and per share	Three Months Ended	Year Ended December
	2003	2002	2003	2002
Revenues:
Net patient revenues	$110,967	$102,108	$422,741	$407,440
Other revenues	13,590	14,476	50,123	50,812
Net revenues	$124,557	$116,584	$472,864	$458,252

Costs and Expenses:
Salaries, wages and benefits	$65,165	$60,618	$253,864	$238,629
Other operating	34,370	33,388	129,716	127,045
Rent	10,320	10,232	41,537	41,322
Write-off of notes receivable	---	---	---	7,960
Depreciation and amortization	3,156	3,368	12,380	12,368
Interest	448	891	2,080	3,482
Total costs and	$113,459	$108,497	$439,577	$430,806

Income Before Income Taxes	11,098	8,087	33,287	27,446
Income Tax Provision	4,535	3,265	13,335	11,009
Net Income	$6,563	$4,822	$19,952	$16,437

Earnings Per Share:
Basic	$.56	$.42	$1.72	$1.43
Diluted	$.54	$.40	$1.65	$1.37

Weighted average common shares
Basic	11,624,07	11,516,5	11,608,55	11,514,2
Diluted	12,052,71	11,983,5	12,059,98	11,974,0

Balance Sheet Data	Decembe	Decemb
(in thousands)	2003	2002
Cash and marketable securities	$155,427	$118,145
Current assets	204,796	164,611
Total assets	352,393	305,575
Current liabilities	131,809	114,077
Long-term obligations	37,859	40,107
Deferred lease credit	6,245	7,043
Deferred revenue	24,641	23,457
Shareowners' equity	151,027	120,141